Exhibit 10.6

Amendments to the Employees Equity Accumulation Plan

Employees Equity Accumulation Plan (the “EEAP”)

The second sentence of Section 6.8(a) of the EEAP is amended in its entirety to read as follows:

The Committee shall have the right at any time to accelerate the payment or settlement of any Award granted under the Plan, including, without limitation, any Award subject to a prior deferral election, provided, however, that the amount payable on account of such Award may be discounted to reflect the time value of the accelerated payment; and provided, further, that the Committee shall not have any such right to the extent it is prohibited by Section 409A of the Code or the regulations thereunder (or any successor provisions thereto) or the existence of such right would result in a Participant being required to recognize income for United States federal income tax purposes prior to the time of payment, settlement or exercise of an Award.

Section 7.5(a) of the EEAP is amended in its entirety to read as follows:

Exercisability Determined by Award Certificate. Each Award Certificate shall set forth the period during which and the conditions subject to which the Option or SAR evidenced thereby shall be exercisable, as determined by the Committee in its discretion, provided, however, that no Option or SAR shall be exercisable until twelve months following the grant date thereof, except in the case of the Participant’s death and excluding Restoration Options.